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                                                                     Exhibit 5.1

                                                                    May 21, 1999

                     [Simpson Thacher & Bartlett Letterhead]

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106


Ladies and Gentlemen:

         We have acted as counsel to Rohm and Haas Company, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of Morton Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of the Company, with and into Morton International, Inc. ("Morton"), pursuant to the Agreement and Plan of Merger, dated as of January 31, 1999 (the "Merger Agreement"), among the Company, Merger Sub and Morton. This opinion letter is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 63,168,066 shares of common stock, par value $2.50 per share (the "Shares"), of the Company to be issued in the Merger in accordance with the terms of the Merger Agreement.

         We have examined an executed copy of the Merger Agreement, of the Registration Statement and of the form of amendment to the Restated Certificate of
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Rohm and Haas Company                   2                      May 21, 1999


Incorporation of the Company (the "Amendment") to be filed with the Secretary of State of the State of Delaware. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion: (i) in the event that the Cash Alternative Structure (as defined in the Merger Agreement) is not effected, that when the Shares are authorized for issuance by the shareholders of the Company, the Amendment is filed with the Secretary of the State of the State of Delaware and when the Shares are issued in the Merger in accordance with the terms of the Merger Agreement, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable, and (ii) in the event that the Cash Alternative Structure is effected, when the Shares are issued in the Merger in accordance with the terms of the Merger Agreement, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.
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Rohm and Haas Company                   3                           May 21, 1999


         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (which reference to the Delaware General Corporation Law includes, as a matter of generally understood opinion practice, case law construing the Delaware General Corporation Law).

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement.


                                    Very truly yours,

                                    /s/ SIMPSON THACHER & BARTLETT